GETFUGU TO RECEIVE $5.0 MILLION IN EQUITY FINANCING

San Francisco, CA, September 21, 2009, Getfugu, Inc. (OTC BB:GFGU.OB - News), www.getfugu.com, the revolutionary new method of accessing the Internet through mobile phones, today announced that it has entered into an agreement to receive $5,000,000 in equity financing in a private placement transaction with an institutional accredited investor.  On September 18, 2009 the Company completed the first closing of the transaction and received gross proceeds of $1,500,000 through the issuance of 3,000,000 shares of common stock and warrants to purchase 1,500,000 shares of common stock at an exercise price of $0.01 per share.  Cresta Capital Strategies, LLC served as the placement agent for this transaction.

In connection with this transaction, the Company entered into a registration rights agreement with the investor providing that the Company will file a “resale” registration statement covering all of the shares issued to the investor and shares issuable upon exercise of the warrants.  If any shares are unable to be included in the initial registration statement, the Company has agreed to file subsequent registration statements until all the shares have been registered.  The registration rights agreement imposes certain customary penalties if the Company fails to satisfy specified filing and effectiveness time periods.

The shares and warrants issued to the investor were not registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements of the Securities Act.  For more detailed information on this transaction, see the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2009.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Getfugu:

Getfugu, Inc. is the first technology architect to provide a carrier agnostic, platform agnostic mobile search platform.  GetFugu will change the way people access the web with their mobile phones.  It is designed to encourage use of its applications by simply integrating the mobile phones’ core strengths (image recognition, voice recognition, location recognition) into a single customizable application.  Additionally, GetFugu offers the only mobile hot-spotting ecommerce platform available worldwide today.  The GetFugu platform is expected to be available for 97% of mobile phones available (over 3.3 billion handsets) worldwide.

Contact:
Public Communications Co.
Michael Selsman
310-553-5732